Exhibit 99.1

Civista Bancshares, Inc. Announces Fourth Quarter and Year-to-date 2018 Earnings

Sandusky, Ohio, February 15, 2019 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $7.4 million, or $0.45 per diluted share, for the fourth quarter of 2018. This compares to net income available to common shareholders of $3.7 million, or $0.32 per diluted share, for the fourth quarter of 2017, which included $511 thousand or $0.04 per diluted share for the revaluation of deferred tax assets as a result of the decrease in the federal corporate tax rate.

For the twelve-month period ended December 31, 2018, Civista reported net income available to common shareholders of $13.2 million or $1.02 per diluted share. This compares to $14.6 million or $1.28 per diluted share, in the same period of 2017, which included $511 thousand or $0.04 per diluted share for the revaluation of deferred tax assets as a result of the decrease in the federal corporate tax rate.

“Our Civista team once again put together a great year for our customers and shareholders. Our overall asset growth was 40.2%. Much of that was due to the acquisition of United Community Bancorp (“UCB”). We were also successful in increasing loans 8.4% exclusive of the acquisition. The integration of the UCB systems and personnel is complete. While we have worked extensively on loan production and the UCB acquisition, we have not lost our focus on asset quality, which remains very good.” said Dennis G. Shaffer, President and CEO of Civista.

Factors Affecting Comparability

Most recently, Civista acquired United Community Bancorp in September 2018. The financial position and results of operations of UCB prior to its acquisition date are not included in the Company’s financial results for periods prior to the acquisition date.

Adjusted Earnings

Financial results for the fourth quarter and twelve months ended December 31, 2018 included $782 thousand and $12.7 million respectively, in acquisition and integration expenses, as well as a loss on sale of securities of $413 thousand. Excluding these items, adjusted earnings were $8.1 million, or $0.49 diluted earnings per share, for the fourth quarter of 2018 and $24.7 million, or $1.85 diluted earnings per share, for the twelve months ended December 31, 2018.

Income taxes for the fourth quarter and year ended December 31, 2017 included $511 thousand increase as a result of the change in the federal income tax rate related to the Tax cuts and Jobs Act. Excluding this item, adjusted earnings were $4.1 million, or $0.36 diluted earnings per share, for the fourth quarter of 2017 and $15.1 million, or $1.33 diluted earnings per share, for the twelve months ended December 31, 2017.

A reconciliation of adjusted earnings to net income according to accounting principles generally accepted in the United States (“GAAP”) is provided in the financial tables at the end of this press release.

Results of Operations:

Net interest income increased $6.2 million, or 42.5%, for the fourth quarter of 2018, and $11.6 million, or 21.3%, for the twelve months ended December 31, compared to the same periods of 2017. Interest income increased $7.9 million, or 49.7%, for the fourth quarter of 2018 and $15.1 million or 25.7% for the twelve-month period ended December 31. Accretion income associated with purchased loan portfolios totaled $973 thousand for the fourth quarter of 2018. Interest income further increased for both periods, due to an increase in average earning assets, as well as an increase in yields, compared to 2017. The only category of interest earning assets that experienced a decrease in yield was non-taxable securities. The decrease in yield for non-taxable securities is due to the decrease in the federal income tax rate and subsequently, the tax equivalent yield. Interest expense increased $1.7 million, or 132.1%, for the fourth quarter of 2018 and $3.5 million, or 85.0%, for the twelve months ended December 31 compared to the same periods of 2017. The increase in interest expense is due to both an increase in average balances and an increase in the cost of interest-bearing liabilities. The tax equivalent net interest margin increased 14 basis points to 4.38% for the fourth quarter of 2018, compared to 4.24% for the same period a year ago and increased 20 basis points to 4.21% for the twelve months ended December 31, 2018, compared to 4.01% for the same period a year ago. Civista’s net interest margin benefits from accretion income on purchased loan portfolios, which contributed 22 basis points and 6 basis points for the fourth quarter and year to date, respectively.

Mr. Shaffer continued, “While funding costs have been increasing throughout the industry, we have positioned our balance sheet to take advantage of rising rates. Through 2018 we have seen the benefits through the continued expansion of our margin”.

Average Balance Analysis

(Unaudited – Dollars in thousands except share data)

	Three Months Ended December 31,
	2018			2017
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans	$1,532,012	$20,580	5.33%	$1,152,595	$13,987	4.82%
Taxable securities	205,200	1,702	3.27%	145,594	981	1.91%
Non-taxable securities	147,212	1,304	4.44%	98,029	846	5.43%
Interest-bearing deposits in other banks	23,542	121	2.04%	12,261	25	0.81%

Total interest-earning assets	$1,907,966	23,707	5.00%	$1,408,479	15,839	4.61%

Noninterest-earning assets:
Cash and due from financial institutions	27,187			22,984
Premises and equipment, net	22,635			17,864
Accrued interest receivable	7,189			5,440
Intangible assets	85,895			28,416
Other assets	22,903			7,450
Bank owned life insurance	42,818			25,031
Less allowance for loan losses	(13,459)			(12,985)

Total Assets	$2,103,134			$1,502,679

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$854,303	$623	0.29%	$592,643	$182	0.08%
Time	266,573	1,075	1.60%	256,780	660	1.02%
FHLB advances	153,920	911	2.35%	44,921	161	1.42%
Federal funds purchased	462	3	2.58%	11	—	0.00%
Subordinated debentures	29,427	345	4.65%	29,427	269	3.63%
Repurchase Agreements	20,193	5	0.10%	17,156	4	0.09%

Total interest-bearing liabilities	$1,324,878	2,962	0.89%	$940,938	1,276	0.54%

Noninterest-bearing deposits	470,645			369,079
Other liabilities	17,515			10,167
Shareholders’ Equity	290,096			182,495

Total Liabilities and Shareholders’ Equity	$2,103,134			$1,502,679

Net interest income and interest rate spread		$20,745	4.11%		$14,563	4.07%
Net interest margin			4.38%			4.24%

* – Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

Average Balance Analysis

(Unaudited – Dollars in thousands except share data)

	Twelve Months Ended December 31,
	2018			2017
Assets:	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Interest-earning assets:
Loans	$1,274,779	$64,196	5.04%	$1,109,069	$51,198	4.62%
Taxable securities	159,451	4,770	2.97%	144,685	3,745	2.62%
Non-taxable securities	114,547	3,976	4.43%	89,564	3,153	5.50%
Interest-bearing deposits in other banks	45,766	735	1.61%	61,859	498	0.81%

Total interest-earning assets	$1,594,543	73,677	4.69%	$1,405,177	58,594	4.30%

Noninterest-earning assets:
Cash and due from financial institutions	43,247			45,801
Premises and equipment, net	19,045			18,027
Accrued interest receivable	5,514			4,697
Intangible assets	45,524			28,605
Other assets	17,678			12,374
Bank owned life insurance	30,483			24,819
Less allowance for loan losses	(13,211)			(13,113)

Total Assets	$1,742,823			$1,526,387

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$685,497	$1,442	0.21%	$585,218	$595	0.10%
Time	189,600	2,316	1.22%	200,797	1,747	0.87%
FHLB	119,753	2,471	2.06%	54,100	695	1.28%
Federal funds purchased	116	3	2.59%	119	2	1.68%
Subordinated debentures	29,427	1,320	4.49%	29,427	1,035	3.52%
Repurchase Agreements	18,456	18	0.10%	18,234	18	0.10%

Total interest-bearing liabilities	$1,042,849	7,570	0.73%	$887,895	4,092	0.46%

Noninterest-bearing deposits	466,763			450,648
Other liabilities	15,840			15,081
Shareholders’ Equity	217,371			172,763

Total Liabilities and Shareholders’ Equity	$1,742,823			$1,526,387

Net interest income and interest rate spread		$66,107	3.96%		$54,502	3.84%
Net interest margin			4.21%			4.01%

* – Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

Provision for loan losses was $390 thousand and $780 thousand for the three and twelve months ended December 31, 2018, respectively. No provision was recorded during 2017.

For the fourth quarter of 2018, noninterest income totaled $4.8 million, an increase of $1.2 million, or 33.3%, compared to the prior year’s fourth quarter. Noninterest income for the twelve months of 2018 totaled $18.1 million, an increase of $1.8 million, or 11.0%, compared to the prior year’s twelve months.

Noninterest income

(dollars in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Service charges	$1,496	$1,168	$5,208	$4,777
Net gain (loss) on sale of securities	(27)	21	(413)	12
Net gain (loss) on equity securities	(76)	—	26	—
Net gain on sale of loans	386	538	1,621	1,745
ATM/Interchange fees	1,030	661	2,794	2,304
Wealth management fees	1,108	835	3,669	3,068
Bank owned life insurance	286	144	718	573
Tax refund processing fees	—	—	2,750	2,750
Other	635	263	1,758	1,105

Total noninterest income	$4,838	$3,630	$18,131	$16,334

Service Charges increased $328 thousand, or 28.1% and $431 thousand, or 9.0% for the fourth quarter and twelve-month periods. Service charges related to the acquisition of UCB were $280 thousand and $287 thousand for the three and twelve-month periods ended December 31, 2018, respectively. Additionally, for the twelve month period, service charges on business accounts increased by $83 thousand. For 2018, we recorded a loss on securities sold of $413 thousand, which includes $392 thousand of losses in the third quarter that resulted from selling three securities to improve the structure and to gain future yield. ATM/Interchange fees increased $369 thousand, or 55.8%, and $490 thousand, or 21.3%, for the fourth quarter and twelve-month periods ended December 31, 2018, primarily due to increased interchange income related to the UCB acquisition. Wealth management fees increased $273 thousand, or 32.7%, and $601 thousand, or 19.6%, for the fourth quarter and twelve-month period ended December 31, 2018. While assets under management decreased $7.9 million to $472.4 million at December 31, 2018, average assets under management increased $21.8 million in 2018. Bank owned life insurance income increased $142 thousand, or 98.6%, for the three-month period and $145 thousand, or 25.3%, for the twelve-month period ended December 31, 2018. Both of these increases were primarily due to the addition of policies from the acquisition of UCB. Other noninterest income increased for the three and twelve-month periods due primarily to an increases in swap related income of $279 thousand and $443 thousand, respectively.

For the fourth quarter of 2018, noninterest expense totaled $16.4 million, an increase of $4.0 million, or 32.3%, compared to the prior year’s fourth quarter. Noninterest expense for the twelve months of 2018 totaled $66.7 million, an increase of $18.1 million, or 37.2%, when compared to the twelve months of 2017.

Noninterest expense

(dollars in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Compensation expense	$9,668	$7,569	$37,299	$29,253
Net occupancy and equipment	1,573	1,154	5,017	4,253
Contracted data processing	904	664	7,140	1,838
Taxes and assessments	487	345	1,906	1,526
Professional services	816	582	4,229	2,300
Amortization of intangible assets	281	104	366	586
Marketing	194	49	1,182	817
Other	2,468	1,920	9,540	8,031

Total noninterest expense	$16,391	$12,387	$66,679	$48,604

Compensation expense increased $2.1 million and $8.0 million for the three and twelve-month periods ending December 31, 2018, respectively. The three and twelve-month periods included $172 thousand and $5.2 million of acquisition related expenses, respectively. The remaining increase is due to payroll and payroll related expenses resulting from an increase in full time equivalent (FTE) employees and annual pay increases. FTE employees increased 82, to 431 FTE, compared to the same period of 2017, as a result of the UCB acquisition. Additionally, employee insurance increased $504 thousand for the three months and $788 thousand for the twelve months ended December 31, 2018 compared to last year. Net occupancy and equipment expense increased $419 thousand, or 36.3%, and $764 thousand, or 18.0%, for the three and twelve-month periods ended December 31, 2018. Net occupancy expense increased as a result of increases in miscellaneous building repairs, janitorial services, grounds maintenance and real estate taxes, primarily as a result of the acquisition of UCB. Contracted data processing expenses increased $240 thousand and $5.3 million for the three and twelve-month periods ended December 31, 2018, due to $260 thousand for three months and $5.5 million for twelve months, incurred for data processing conversion expenses of UCB. Professional services costs increased $234 thousand, or 40.2%, and $1.9 million, or 83.9%, for the three and twelve-month periods ended December 31, 2018, respectively. The increases include $139 thousand and $1.6 million of legal and consulting expenses related to the UCB acquisition, respectively.

The efficiency ratio was 78.2% for the twelve months ended December 31, 2018 compared to 67.0% for the twelve months ended December 31, 2017. The increase in the efficiency ratio is due primarily to $12.7 million of expenses related to the merger with UCB, partially offset by an increase in net interest income. Excluding the merger related expenses, the efficiency ratio was 62.9% for the twelve months ended December 31, 2018. See the non-GAAP reconciliation at the end of this document.

Civista’s effective income tax rate for the fourth quarter and twelve-month period ended December 31, 2018 was 14.0% and 15.7%, respectively compared to 31.5% and 28.6% in 2017.

Mr. Shaffer continued, “While our noninterest expense is up 32% in the fourth quarter, we increased our size 40% in 2018 and also incurred some additional integration costs. We are optimistic as we look forward to 2019.”

Balance Sheet

Total assets increased $613.1 million, or 40.2%, from December 31, 2017 to December 31, 2018, primarily due to the acquisition of United Community Bancorp.

End of period loan balances

(dollars in thousands)

	December 31, 2018	December 31, 2017	$ Change	% Change
Commercial and Agriculture	$177,101	$152,473	$24,628	16.2%
Commercial Real Estate:
Owner Occupied	210,121	164,099	46,022	28.0%
Non-owner Occupied	523,598	425,623	97,975	23.0%
Residential Real Estate	457,850	268,735	189,115	70.4%
Real Estate Construction	135,195	97,531	37,664	38.6%
Farm Real Estate	38,513	39,461	(948)	-2.4%
Consumer and Other	19,563	16,739	2,824	16.9%

Total Loans	$1,561,941	$1,164,661	$397,280	34.1%

The acquisition of UCB contributed $298.9 million, or 75.2%, of the increase in the loan portfolio. Loan growth during 2018, not related to the UCB acquisition, totaled $98.4 million with increases of $54.6 million in the Commercial Real Estate, $12.4 million in the Residential Real Estate and $26.3 million in the Real Estate Construction loan portfolios.

Total deposits increased $375.0 million, or 31.1%, from December 31, 2017 to December 31, 2018. The acquisition of UCB added $475.9 million in deposits which was offset by a decrease of $96.5 million in brokered deposits.

End of period deposit balances

(dollars in thousands)

	December 31, 2018	December 31, 2017	$ Change	% Change
Noninterest-bearing demand	$468,083	$361,964	$106,119	29.3%
Interest-bearing demand	261,996	183,680	78,316	42.6%
Savings and money market	562,882	404,690	158,192	39.1%
Time deposits	262,686	133,853	128,833	96.2%
Brokered deposits	24,246	120,736	(96,490)	-79.9%

Total Deposits	$1,579,893	$1,204,923	$374,970	31.1%

The increase in noninterest-bearing demand is due to an increase in deposits from the acquisition of $112.8 million, which was partially offset by cash paid by the Company related to the UCB acquisition. Interest-bearing demand deposits increased due to an $86.1 million increase related to the UCB acquisition. Savings and money market deposits increased primarily due to a $148.5 million increase related to the UCB acquisition. All but $211 thousand of the increase in time deposits was related to the UCB acquisition. The decrease in brokered deposits was due to a shift in wholesale funding sources.

Federal Home Loan Bank advances at December 31, 2018 increased $121.7 million to $193.6 million, or 169.3%, from December 31, 2017, due to a shift in wholesale funding sources.

Total shareholders’ equity increased $114.4 million, or 62.0%, from December 31, 2017 to December 31, 2018. The acquisition of UCB resulted in the issuance of 4.3 million shares of stock totaling $104.7 million. In addition, retained earnings increased $9.7 million. During 2018, $8.0 million of preferred stock was converted to 1.1 million shares of common stock. Since issuance in December 2013, approximately $13.8 million, or 59.5%, has been converted from preferred stock to common stock.

Asset Quality

The Company recorded net charge-offs of $235 thousand for the twelve months of 2018 compared to $171 thousand for the same period of 2017.

Allowance for Loan Losses
(dollars in thousands)
	December 31, 2018	December 31, 2017
Beginning of period	$13,134	$13,305
Charge-offs	(903)	(942)
Recoveries	668	771
Provision	780	—

End of period	$13,679	$13,134

The allowance for loan losses to loans was 0.88% for 2018 and 1.13% for 2017. The non-performing assets to assets ratio decreased to 0.43% from 0.63% in 2017. The allowance for loan losses to non-performing loans increased to 149.67% from 137.73% in 2017. The changes in these ratios are due to improved asset quality as well as changes related to the UCB acquisition.

Non-performing assets at December 31, 2018 were $9.1 million, a 4.3% decrease from December 31, 2017.

Non-performing Assets
(dollars in thousands)	December 31, 2018	December 31, 2017
Non-accrual loans	$6,116	$6,648
Restructured loans	3,024	2,888

Total non-performing loans	9,140	9,536
Other Real Estate Owned	—	16

Total non-performing assets	$9,140	$9,552

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the fourth quarter of 2018 at 1:00 p.m. ET on Friday, February 15, 2019. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. Fourth Quarter 2018 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with GAAP. These non-GAAP financial measures include “Adjusted Earnings,” and “Adjusted Efficiency Ratio.” The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s profitability. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 38 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2018	2017	2018	2017
Interest and dividend income	$23,707	$15,839	$73,677	$58,594
Interest expense	2,962	1,276	7,570	4,092

Net interest income	20,745	14,563	66,107	54,502
Provision for loan losses	390	—	780	—

Net interest income after provision	20,355	14,563	65,327	54,502
Noninterest income	4,838	3,630	18,131	16,334
Noninterest expense	16,391	12,387	66,679	48,604

Income before taxes	8,802	5,806	16,779	22,232
Income tax expense	1,233	1,826	2,640	6,360

Net income	7,569	3,980	14,139	15,872
Preferred stock dividends	165	308	959	1,244

Net income available to common shareholders	$7,404	$3,672	$13,180	$14,628

Dividends per common share	$0.09	$0.06	$0.32	$0.24

Earnings per common share,
basic	$0.48	$0.36	$1.10	$1.48
diluted	$0.45	$0.32	$1.02	$1.28

Average shares outstanding,
basic	15,521,404	10,179,079	11,971,786	9,906,856
diluted	16,898,186	12,597,396	13,855,707	12,352,616

Selected financial ratios:
Return on average assets	1.43%	1.05%	0.81%	1.04%
Return on average equity	10.35%	8.65%	6.50%	9.19%
Dividend payout ratio	18.46%	15.35%	27.10%	14.98%
Net interest margin (tax equivalent)	4.38%	4.24%	4.21%	4.01%

Selected Balance Sheet Items

	December 31,	December 31,
	2018	2017
	(unaudited)	(unaudited)
Cash and due from financial institutions	$42,779	$40,519
Investment securities	347,364	231,062
Loans held for sale	1,391	2,197
Loans	1,561,941	1,164,661
Less allowance for loan losses	13,679	13,134

Net loans	1,548,262	1,151,527
Other securities	21,021	14,247
Premises and equipment, net	22,021	17,611
Goodwill and other intangibles	86,203	28,374
Bank owned life insurance	43,037	25,125
Other assets	26,876	15,195

Total assets	$2,138,954	$1,525,857

Total deposits	$1,579,893	$1,204,923
Federal Home Loan Bank advances	193,600	71,900
Securities sold under agreements to repurchase	22,199	21,755
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	14,937	13,391
Total shareholders’ equity	298,898	184,461

Total liabilities and shareholders’ equity	$2,138,954	$1,525,857

Shares outstanding at period end	15,603,499	10,198,475

Book value per share	$18.56	$16.39
Equity to asset ratio	13.97%	12.09%

Selected asset quality ratios:
Allowance for loan losses to total loans	0.88%	1.13%
Non-performing assets to total assets	0.43%	0.63%
Allowance for loan losses to non-performing loans	149.66%	137.73%

Non-performing asset analysis
Nonaccrual loans	$6,116	$6,648
Troubled debt restructurings	3,024	2,888
Other real estate owned	—	16

Total	$9,140	$9,552

Supplemental Financial Information

(Unaudited—Dollars in thousands except share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
End of Period Balances	2018	2018	2018	2018	2017

Assets
Cash and due from banks	$42,779	$64,754	$41,156	$118,970	$40,519
Investment securities	347,364	318,112	231,013	234,915	231,062
Loans held for sale	1,391	4,025	4,058	2,379	2,197
Loans	1,561,941	1,515,644	1,180,032	1,153,758	1,164,661
Allowance for loan losses	(13,679)	(13,331)	(12,867)	(12,814)	(13,134)

Net Loans	1,548,262	1,502,313	1,167,165	1,140,944	1,151,527
Other securities	21,021	17,774	15,154	14,247	14,247
Premises and equipment, net	22,021	22,518	17,308	17,424	17,611
Goodwill and other intangibles	86,203	85,964	28,342	28,354	28,374
Bank owned life insurance	43,037	42,750	25,411	25,267	25,125
Other assets	26,876	27,325	18,700	17,805	15,195

Total Assets	$2,138,954	$2,085,535	$1,548,307	$1,600,305	$1,525,857

Liabilities
Total deposits	$1,579,893	$1,577,755	$1,146,172	$1,290,671	$1,204,923
Federal Home Loan Bank advances	193,600	145,100	156,200	60,000	71,900
Securities sold under agreement to repurchase	22,199	18,515	14,230	17,452	21,755
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	14,937	25,350	12,430	14,712	13,391

Total liabilities	1,840,056	1,796,147	1,358,459	1,412,262	1,341,396

Shareholders’ Equity
Preferred shares, Series B	9,364	10,878	13,250	17,034	17,358
Common stock	266,901	265,324	158,191	154,170	153,810
Accumulated earnings	41,320	35,302	39,898	37,902	31,652
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive loss	(1,452)	(4,881)	(4,256)	(3,828)	(1,124)

Total shareholders’ equity	298,898	289,388	189,848	188,043	184,461
Total Liabilities and Shareholders’ Equity	$2,138,954	$2,085,535	$1,548,307	$1,600,305	$1,525,857

Quarterly Average Balances
Assets:
Earning assets	$1,907,966	$1,534,039	$1,427,953	$1,502,943	$1,408,479
Securities	352,412	252,832	247,301	242,477	243,623
Loans	1,532,012	1,256,680	1,158,956	1,147,441	1,152,595
Liabilities and Shareholders’ Equity
Total deposits	$1,591,521	$1,202,419	$1,190,415	$1,380,413	$1,218,502
Interest-bearing deposits	1,120,876	816,773	756,289	803,604	849,423
Interest-bearing liabilities	204,002	228,164	149,433	87,467	91,515
Total shareholders’ equity	290,096	205,601	188,330	184,432	182,495

Supplemental Financial Information

(Unaudited—Dollars in thousands except share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Income statement	2018	2018	2018	2018	2017
Total interest and dividend income	$23,707	$17,886	$16,160	$15,924	$15,839
Total interest expense	2,962	2,062	1,394	1,152	1,276

Net interest income	20,745	15,824	14,766	14,772	14,563
Provision for loan losses	390	390	—	—	—
Noninterest income	4,838	3,288	4,390	5,616	3,630
Noninterest expense	16,391	22,156	15,928	12,205	12,387

Income (loss) before taxes	8,802	(3,434)	3,228	8,183	5,806
Income tax expense (benefit)	1,233	(1)	214	1,194	1,826

Net income (loss)	7,569	(3,433)	3,014	6,989	3,980
Preferred stock dividends	165	192	299	303	308

Net income (loss) available to common shareholders	$7,404	$(3,625)	$2,715	$6,686	$3,672

Common shares dividend paid	$1,386	$971	$719	$714	$712

Per share data
Basic earnings per common share	$0.48	$(0.31)	$0.26	$0.65	$0.36
Diluted earnings per common share	0.45	(0.31)	0.24	0.55	0.32
Dividends per common share	0.09	0.09	0.07	0.07	0.06
Average common shares outstanding—basic	15,521,404	11,627,093	10,470,839	10,213,264	10,179,079
Average common shares outstanding—diluted	16,898,186	13,271,073	12,615,336	12,597,394	12,597,396

Asset quality
Allowance for loan losses, beginning of period	$13,331	$12,867	$12,814	$13,134	$12,946
Charge-offs	(119)	(133)	(226)	(425)	(145)
Recoveries	77	207	279	105	333
Provision	390	390	—	—	—

Allowance for loan losses, end of period	$13,679	$13,331	$12,867	$12,814	$13,134

Ratios
Allowance to total loans	0.88%	0.88%	1.09%	1.11%	1.13%
Allowance to nonperforming assets	149.67%	132.86%	168.36%	154.21%	137.50%
Allowance to nonperforming loans	149.67%	132.86%	168.36%	154.41%	137.73%

Nonperforming assets
Nonperforming loans	$9,140	$10,034	$7,642	$8,298	$9,536
Other real estate owned	— `	—	—	11	16

Total nonperforming assets	$9,140	$10,034	$7,642	$8,309	$9,552

Capital and liquidity
Tier 1 leverage ratio	12.22%	15.37%	12.96%	11.82%	12.69%
Tier 1 risk-based capital ratio	15.30%	15.43%	15.71%	15.87%	15.45%
Total risk-based capital ratio	16.15%	16.29%	16.74%	16.92%	16.53%
Tangible common equity ratio	9.98%	9.70%	9.80%	9.12%	9.33%

Reconciliation of Non-GAAP Financial Measures

(Unaudited—Dollars in thousands except share data)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
Adjusted earnings	2018	2017	2018	2017
Income before taxes (GAAP)	8,802	5,806	16,779	22,232
Loss on sale of investment securities	(27)	—	(413)	—
Acquisition and integration expenses	782	—	12,735	—

Adjusted earnings, pretax	9,611	5,806	29,927	22,232
Income tax expense	1,233	1,826	2,640	6,360
Income tax expense adjustment	150	(511)	1,678	(511)

Adjusted net income (Non-GAAP)	8,228	4,491	25,609	16,383
Preferred stock dividends	165	308	959	1,244

Adjusted net income available to common shareholders	$8,063	$4,183	$24,650	$15,139

Adjusted earnings per common share—basic	$0.52	$0.41	$2.06	$1.53
Adjusted earnings per common share—diluted	0.49	0.36	1.85	1.33
Average common shares outstanding—basic	15,521,404	10,179,079	11,971,786	9,906,856
Average common shares outstanding—diluted	16,898,186	12,597,396	13,855,707	12,352,616

Adjusted return on average assets	1.55%	1.19%	1.47%	1.07%
Adjusted return on average equity	11.25%	9.76%	11.78%	9.48%

Adjusted Efficiency ratio
	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2018	2017
Noninterest expense (GAAP)	66,679	48,604
Acquisition and integration expense	(12,735)	—

Adjusted noninterest expense	53,944	48,604
Net interest income (GAAP)	66,107	54,502
Effect of tax-exempt income	1,062	1,711

Adjusted net interest income	67,169	56,213
Noninterest Income—GAAP	18,131	16,334
Loss on sales of investment securities, net	413	—

Adjusted Non-interest Income	18,544	16,334
Adjusted total revenue	85,713	72,547
Adjusted Efficiency ratio	62.9%	67.0%